Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Markel Corporation:

We consent to the incorporation by reference in the registration statements No. 333-107661, No. 333-143392 and No. 333-143393 on Form S-8 and No. 333-142611 and No. 333-156265 on Form S-3 of Markel Corporation of our reports dated March 1, 2010, with respect to the consolidated balance sheets of Markel Corporation and subsidiaries (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive income (loss), changes in equity and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Markel Corporation.

As discussed in note 1 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 320-10-65 related to the recognition and presentation of other-than-temporary impairment of investments on April 1, 2009. As discussed in note 7 to the consolidated financial statements, the Company adopted the provisions of FASB ASC 740-10 related to accounting for uncertainty in income taxes on January 1, 2007.

/s/ KPMG LLP

Richmond, Virginia

March 1, 2010